EXHIBIT 10.5

CONSENT, WAIVER AND ACKNOWLEDGMENT

This Consent, Waiver and Acknowledgment (this “Agreement”), dated as of August 17, 2026, is entered into by and between Sadot Group Inc., a Nevada corporation (the “Company”), and SZOP Opportunities I LLC, a Delaware limited liability company (the “Investor”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the EPFA (as defined below).

RECITALS

WHEREAS, the Company and the Investor are parties to that certain Equity Purchase Facility Agreement, dated as of July 16, 2026 (as amended, restated or supplemented from time to time, the “EPFA”), pursuant to which, among other things, the Company may, subject to the terms and conditions thereof, issue and sell to the Investor up to an aggregate of $100.0 million of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”);

WHEREAS, the Company previously issued its 8% Unsecured OID Debentures Nos. SSD-001, SSD-002, SSD-003 and SSD-004, each with an Original Issue Date of February 9, 2026 and an original principal amount of $271,739.13, in the aggregate original principal amount of $1,086,956.52 (collectively, the “February Debentures”), pursuant to those certain Securities Purchase Agreements, each dated as of February 6, 2026, between the Company and the respective purchasers thereunder (the “February SPAs”);

WHEREAS, Nata Solutions Inc., the holder of February Debenture No. SSD-003 (the “Assigned Debenture”), proposes to assign such February Debenture to Shakawe Capital LLC, a Wyoming limited liability company (“Shakawe”), pursuant to an Assignment and Assumption of Debenture, substantially in the form attached hereto as Exhibit A (the “Assignment”);

WHEREAS, the Company and Shakawe propose to enter into a Debt Settlement and Share Issuance Agreement with respect to the Assigned Debenture, substantially in the form attached hereto as Exhibit B (the “Settlement Agreement”), pursuant to which the entire outstanding principal amount of such Assigned Debenture (US$271,739.13) will be settled, extinguished and discharged in full in exchange for the issuance to Shakawe, in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended (the “1933 Act”), of shares of Common Stock (the “Settlement Shares”) at a price equal to seventy-five percent (75%) of the lowest closing price of the Common Stock during the five (5) consecutive trading days immediately preceding the date of the Settlement Agreement, provided, that, such price shall not be a price less than $8.00 per share, subject to a 4.99% (which may be increased to 9.99%) beneficial ownership limitation, an aggregate exchange cap of 19.99% of the outstanding Common Stock in accordance with Nasdaq Listing Rule 5635(d) absent stockholder approval (the “Exchange Cap”), and a daily leak-out limitation of 15% of the daily trading volume of the Common Stock;

WHEREAS, in connection with the foregoing, the holders of February Debentures Nos. SSD-001, SSD-002 and SSD-004 have executed (or are executing concurrently herewith) a Written Approval and Consent of Holders, substantially in the form attached hereto as Exhibit C (the “Holders’ Approval”), pursuant to which such holders, among other things, (i) approve and consent to the Assignment and the Settlement and waive any right to receive an equivalent offer or otherwise to participate in the Settlement under Section 9 of the February Debentures and Section 4.11 of the February SPAs, and (ii) agree to amend their respective February Debentures to provide for a Maturity Date of October 31, 2026 (such amendments, the “Maturity Amendments”), and the Assignment, the Settlement (including the issuance of the Settlement Shares), the Maturity Amendments and the other transactions contemplated by the foregoing being collectively referred to herein as the “Proposed Transactions”; and

WHEREAS, the Company has requested that the Investor consent to the Proposed Transactions and provide the acknowledgments and waivers set forth herein, and the Investor is willing to do so on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Consent. The Investor hereby consents, pursuant to and for all purposes of the EPFA, including, without limitation, Section 6.21 thereof, to (a) the Assignment, (b) the execution, delivery and performance by the Company of the Settlement Agreement, including the settlement and extinguishment of February Debenture No. SSD-003 and the issuance of the Settlement Shares, (c) the Maturity Amendments and the Holders’ Approval, and (d) the consummation of the Proposed Transactions. The Investor acknowledges that the Settlement Agreement provides for the issuance of Settlement Shares at a price that varies with the trading prices of the Common Stock and that the Settlement Agreement may constitute a Variable Rate Transaction under, and as defined in, the EPFA, and this Agreement shall constitute the “prior written consent of the Investor” with respect thereto for purposes of Section 6.21(b)(i) of the EPFA.

2. Acknowledgments. The Investor, for itself and its successors and assigns, hereby acknowledges and agrees that: (a) the Proposed Transactions, including the issuance of the Settlement Shares, shall be deemed for all purposes to constitute an issuance of “Excluded Securities” under, and as defined in, the EPFA; (b) to the extent the Settlement Agreement or any of the Proposed Transactions constitutes, or would constitute, a Variable Rate Transaction under the EPFA, the Investor consents thereto and irrevocably provides a one-time waiver with respect to the application of Section 6.21(b) of the EPFA thereto; and (c) none of the execution and delivery of the Settlement Agreement, the Maturity Amendments or the consummation of the Proposed Transactions constitutes a breach of Section 6.21(a) of the EPFA or restricts, delays, conflicts with or impairs the ability or right of the Company to perform its obligations under the EPFA or any other Transaction Document.

3. Waiver. The Investor hereby irrevocably provides a one-time waiver with respect to any breach, default or violation of the EPFA or any other Transaction Document (including, without limitation, Sections 6.21(a) and 6.21(b) of the EPFA) arising out of, resulting from or in connection with the execution, delivery or performance of the Assignment, the Settlement Agreement or any Maturity Amendment or the consummation of the Proposed Transactions, together with all rights and remedies in respect thereof, including, without limitation, any right to injunctive relief, damages, or suspension or termination of the EPFA, in each case solely to the extent arising from the Proposed Transactions.

4. Limited Effect; Reservation of Rights. The consent, acknowledgments and waiver set forth herein are limited precisely as written, are one-time accommodations relating solely to the February Debentures and the Proposed Transactions, and shall not be deemed or construed to (a) constitute a consent to, or waiver in respect of, any other transaction or issuance, or any other or future breach, default or violation of, the EPFA or any other Transaction Document, (b) amend, modify or operate as a waiver of any other provision of the EPFA or any other Transaction Document, each of which remains in full force and effect and is hereby ratified and confirmed, or (c) establish a course of dealing or a custom between the parties. For the avoidance of doubt, this Agreement shall not extend to, and the further prior written consent of the Investor shall be required for, (i) any amendment to the Settlement Agreement, or any subsequent agreement, that reduces the price at which shares of Common Stock are issuable in respect of the February Debentures below seventy-five percent (75%) of the measuring price set forth in the form attached as Exhibit B, or extends the five (5) trading day measuring period, (ii) any increase in the principal or other amounts settled, exchangeable or convertible under the February Debentures beyond the amounts outstanding thereunder as of the date hereof (plus amounts accruing pursuant to their existing terms), and (iii) any grant of exchange, conversion or similar rights with respect to any security other than the February Debentures.

5. Representations. Each party hereto represents and warrants to the other party that (a) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and (b) this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

6. Disclosure. On or before 9:00 a.m., New York City time, on the [first (1st)] Business Day following the date of this Agreement, the Company shall file with the Securities and Exchange Commission a Current Report on Form 8-K disclosing all material terms of this Agreement and the Proposed Transactions.

7. Transaction Document. This Agreement shall constitute a “Transaction Document” under and as defined in the EPFA.

8. Miscellaneous. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, and the jurisdiction, venue and service provisions of the EPFA are incorporated herein, mutatis mutandis. This Agreement may be executed in counterparts (including by electronic signature and by delivery in .pdf or similar electronic format), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement, together with the Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect. The headings herein are for convenience only and shall not affect the interpretation hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Consent, Waiver and Acknowledgment to be duly executed as of the date first written above.

COMPANY:

SADOT GROUP INC.

By: /s/ Haggai Ravid

Name: Haggai Ravid

Title: Chief Executive Officer

INVESTOR:

SZOP OPPORTUNITIES I LLC

By: SZOP Multistrat Management LLC, its manager

By: /s/ Kerry Propper

Name: Kerry Propper

Title: Managing Member

Exhibit A — Form of Assignment and Assumption of Debenture [to be attached]

Exhibit B — Form of Debt Settlement and Share Issuance Agreement (February Debenture No. SSD-003) [to be attached]

Exhibit C — Form of Written Approval and Consent of Holders (SSD Series) [to be attached]

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